Exhibit 6.1

CLASS C MEMBERSHIP AGREEMENT

THIS CLASS C MEMBERSHIP AGREEMENT (this “Class C Agreement”) is made as of the 15th day of May 2018, by and between, Coincross LLC, a Delaware limited liability company (the “Company”) and Prometheum, Inc., a Delaware corporation (the “Class C Member”).

WHEREAS, the Company was organized on December 6, 2013, as a limited liability company under the name GlobalCoin, LLC in accordance with and pursuant to the Delaware Limited Liability Company Act; and

WHEREAS, the Company changed its name to Coincross LLC on December 31, 2013; and

WHEREAS, the terms of the Company’s original operating agreement, dated December 17, 2013 were amended and restated pursuant to the first amended and restated operating agreement, dated January 8, 2014 (the “First Amended and Restated Agreement”); and

WHEREAS, the terms of the Company’s First Amended and Restated Agreement were further amended and restated pursuant to the second amended and restated operating agreement, dated as of April 16, 2015 (the “Second Amended and Restated Operating Agreement”); and

WHEREAS, the terms of the Second Amended and Restated Agreement were further amended effective May 15, 2018 (the “Amended Agreement”); and

WHEREAS, the Company and the Class C Member desire to set forth certain terms, rights and obligations of the Company’s Class C Interests;

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Persons signing this Agreement agree to operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Class C Agreement.

ARTICLE I
DEFINED TERMS

The following terms shall have the following respective meanings. Other terms are defined in the text of this Class C Agreement and the Company’s Operating Agreement and those terms shall have the meanings respectively ascribed to them.

1.1.          “Class C Member Interests” means the non-voting Member Interests of the Company issued to the Class C Member.

1.2.          “Class C Distributable Cash” as of any date, shall mean, except as otherwise determined by the Managing Member and the Class C Member, all distributions received by the Company through its ownership of class C member interests in Manorhaven Partners, LLC (“Manorhaven”).

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1.3.          “Class C Percentage Interest” means 100%.

ARTICLE II
MEMBER; CAPITAL ACCOUNT; INVESTMENT

2.1.          Members. The name and Percentage Interest of the Class C Member is as set forth on Schedule A. The Class C Member shall have such relative rights, powers, preferences and limitations, as are set forth in this Agreement and the Amended Agreement. The Managing Member shall cause Schedule A to be amended from time-to-time to include Additional and Substitute Class C Members and to delete Class C Members that have withdrawn or been removed as members from the Company, in each case, as permitted by the Amended Agreement.

2.2.          Membership in the Company. The undersigned Class C Member, acknowledges and agrees that by executing and delivering this Agreement to the Company the undersigned hereby agrees to become a party to, be bound by and comply with the provisions of the Amended Agreement.

2.3.          Initial Capital Contributions. The Class C Member made the initial Capital Contribution set forth on Schedule A.

2.4.          Investment. The Company hereby agrees to purchase, and the Class C Member hereby agrees to sell and deliver to the Company an aggregate of 1,000,000 ember warrants (the “Ember Warrants”). The purchase price for the Ember Warrants shall be such amount as shall be agreed to by the Company and the Class C Member.

ARTICLE III
DISTRIBUTIONS

3.1.          Distributions. Subject to the provisions of the Amended Agreement, Class C Distributable Cash shall be distributed only to the Class C Interest Holders who, according to the books and records of the Company, are the holders of record of vested Class C Member Interests or Economic Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor the Managing Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence. Subject to the provisions of Section 4.2 and Section 4.3 of the Amended Agreement, and further subject to any applicable provisions of this Agreement or any other agreements between a Class C Interest Holder and the Company, distributions shall be made to the Class C Interest Holders pro-rata based upon their respective Class C Percentage Interests at such times as the Company receives a distribution through its interests in Manorhaven.

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ARTICLE IV
ALLOCATIONS

4.1.          Allocation of Net Profits and Net Losses.

(a)          All Net Profits and Net Losses shall be allocated among the Interest Holders so as to reduce, proportionately, the difference between their respective Target Capital Accounts and Adjusted Capital Accounts as of the end of each Fiscal Year.

(b)          If, upon the liquidation of the Company, notwithstanding any other provision of this Agreement, the balance of any Interest Holder’s Adjusted Capital Account differs from the balance of its Target Capital Account, then the Interest Holder with an excess or deficit balance, as the case may be, shall be specially allocated items of income, gain, loss or deduction, for such Fiscal Year, equal to the difference between its Adjusted Capital Account and its Target Capital Account.

4.2.          Residual Allocations. Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Interest Holders in the same proportions as they share Net Profits or Net Losses, as the case may be, for the Fiscal Year. Upon any change in the relative Interests of the Interest Holders, whether by reason of the admission or withdrawal of an Interest Holder, the Transfer by any Interest Holder of all or any part of its Interests, or otherwise, the Interest Holders’ shares of all items shall be determined by reference to any method acceptable under the Treasury Regulations under Code Section 706, as determined by the Managing Member.

ARTICLE V
RELATIONSHIP TO OPERATING AGREEMENT

5.1.          General. This Agreement supplements and amends the Company’s Amended Agreement with respect to the Company’s Class C Member Interests. The Class C Member is entitled to all of the rights provided in the Amended Agreement as if such provisions were expressly incorporated herein. This Agreement is entered into pursuant to Section 3.2(a) of the Company’s Amended Agreement.

5.2.          Joinder. By executing and delivering this Agreement the undersigned Class C Member hereby agrees to become a party to, be bound by and comply with the provisions of the Company’s Amended Agreement, as a Member thereof.

5.3.          Conflicts. If there is a conflict between or among the terms, covenants, conditions or provisions of this Agreement and the Amended Agreement, then the terms of the Amended Agreement shall control.

ARTICLE VI
MISCELLANEOUS

6.1.          Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

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6.2.          Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

6.3.          Exclusive Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement or relating to the organization or operation of the Company may only be brought in a United States District Court located in the State of New York or any New York State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding and waive any objection to venue or inconvenient forum.

6.4.          Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

6.5.          Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

6.6.          Counterparts. This Agreement may be executed contemporaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

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IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

COINCROSS LLC

By:	/s/ Martin H. Kaplan
Name: Martin H. Kaplan
Title: Managing Member

PROMETHEUM, INC.

By:	/s/ Aaron L. Kaplan
Name: Aaron L. Kaplan
Title: Chief Operating Officer
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Schedule A

Class C Members

Member Name	Number of Class C Member Interests	Percentage Interest	Capital Contribution
Prometheum, Inc.	1	100%	$10,000
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